UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2014

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 25, 2014, YRC Worldwide Inc. (the “Company”) entered into Amendment No. 1 to Credit Agreement (the “Credit Agreement Amendment”), which amends its Credit Agreement, dated as of February 13, 2014, by and among the Company, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch as administrative agent.

The Credit Agreement Amendment, among other things: (a) increases the rates by .25%, provided that the original rates will be reinstated if the Company meets its total leverage ratio; (b) amends the annual excess cash flow sweep to require a 75% sweep if the Company’s total leverage ratio is greater than 4.00:1.00; (c) requires that the Company’s pro forma total leverage ratio be less than or equal to 4.00:1.00 to use (i) the $20 million “starter” component of the cumulative credit basket for investments, restricted payments or prepayments of subordinated debt or (ii) the $30 million general restricted payment basket; and (d) resets the total leverage ratio covenants as follows:

Test Period Ending	Maximum Total Ratio
June 30, 2014	6.00 to 1.0
September 30, 2014	5.25 to 1.0
December 31, 2014	5.25 to 1.0
March 31, 2015	5.00 to 1.0
June 30, 2015	4.75 to 1.0
September 30, 2015	4.50 to 1.0
December 31, 2015	4.25 to 1.0
March 31, 2016	4.00 to 1.0
June 30, 2016	3.75 to 1.0
September 30, 2016	3.75 to 1.0
December 31, 2016	3.50 to 1.0
March 31, 2017	3.25 to 1.0
June 30, 2017	3.25 to 1.0
September 30, 2017	3.25 to 1.0
December 31, 2017 and thereafter	3.00 to 1.0

Upon effectiveness of the Credit Agreement Amendment, each consenting lender shall receive a fee equal to .25% of their outstanding exposure.

The foregoing description of the Credit Agreement Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Amendment No. 1 to Credit Agreement, by and among the Company, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

By:	/s/ Stephanie D. Fisher
Stephanie D. Fisher
Vice President and Controller

Date: September 25, 2014

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